Exhibit 99.(d)(1)(a)

Schedule A

Prudential World Fund, Inc.
Jennison Global Growth Fund	0.75% to $1 billion
(formerly Prudential Global Growth Fund)	0.70% over $1 billion

Schedule revised May 25, 2004